Exhibit 99.1

SENETEK LICENSES INVICORP® ERECTILE DYSFUNCTION TREATMENT TO ARDANA FOR EUROPE

ARDANA TO ASSUME FULL REGULATORY RESPONSIBILITY AND SENETEK TO RECEIVE ROYALTIES AND MILESTONE PAYMENTS

NAPA, Calif., and Edinburgh, UK 21 June, 2004 / PR Newswire-First Call/ — Senetek PLC (Nasdaq: SNTK), a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, and Ardana, the emerging pharmaceutical company dedicated to improving reproductive health, today announced the signing of an exclusive license for Ardana to manufacture and market Invicorp®, Senetek’s patented combination drug treatment for male erectile dysfunction, in the European Union and European Free Trade Area.

Under the license agreement, Ardana assumes full responsibility for completing the European drug regulatory process for Invicorp® and seeking national marketing approvals throughout Europe. Senetek will receive royalties based on net sales of Invicorp® plus milestone payments upon regulatory approvals in specified major markets and achievement of specified cumulative net sales in Europe.

Invicorp® has been approved in Denmark, which has been chosen as the Reference Member State for the Mutual Recognition Procedure in Europe. Additionally, Invicorp® has been approved in New Zealand where it will be marketed by another Senetek licensee commencing later this month.

Current pharmacotherapy for erectile dysfunction includes oral, transurethral and injectable intracavernosal treatments. The non-oral erectile dysfunction market was estimated as $85 million worldwide in 2003, with $45 million sales in Europe and $32 million in the US (Source: IMS MAT Sept 03). Invicorp® is an injectable form of phentolamine mesilate and vasoactive intestinal polypeptide.

Frank J. Massino, Chairman and Chief Executive Officer of Senetek, commented,” Finding the right commercial partner for this unique injectable formulation, with the focus it deserves and the technical expertise and financial capability to speed it to market, was a key objective of Senetek’s 2004 business plan, and Ardana is perfectly suited to that role. We are confident that our partnership with Ardana will allow Invicorp® to realize its full potential in the growing European erectile dysfunction market. With this agreement in place, Senetek is ideally positioned to concentrate on its core business of expanding its portfolio of proprietary dermatologicals for the global ethical pharmaceutical and cosmeceutical markets.”

Dr. Maureen Lindsay, Chief Executive of Edinburgh-based Ardana, said, “Some patients are unsuited to an oral formulation and we believe the market for injectable treatments for erectile dysfunction will grow as awareness of the condition increases. Based on clinical data we also believe that Invicorp® can provide important benefits in the injectable treatment of erectile dysfunction. Invicorp®, together with Striant™ SR, our testosterone replacement therapy for men with primary or secondary hypogonadism, which we recently launched in the UK, provide the basis for developing our franchise in male reproductive health, one of the areas we are focusing on through our specialist sales force. This deal represents the next milestone in our development as we build a portfolio of revenue generating products to take us through to profitability.”

Senetek PLC is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skin care products primarily addressing photodamage and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals, The Body Shop and Revlon, and recently announced the grant to Valeant Pharmaceuticals of rights to license Zeatin, a promising analogue of Kinetin currently in pre-clinical trials. Senetek’s researchers at the University of Aarhus, Denmark, also are collaborating with the Institute of Experimental Botany, Prague, and with Beiersdorf AG, Hamburg, to identify and evaluate additional new biologically active compounds for this high growth field. www.senetekplc.com

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-mail: Pknopick@eandecommunications.com

Ardana Limited is an emerging pharmaceutical company focused on reproductive health. It aims to become a leading source of clinical and commercial innovation in the $20 billion human reproductive health market, which is growing at 9% per annum. In addition to Striant™ SR, Ardana has a rich development portfolio including the Gonadotrophin Releasing Hormone (GnRH)-antagonist, Teverelix LA, in Phase II trials in patients with prostate cancer and benign prostate hyperplasia, Chronodyne® (terbutaline) which is in Phase I/II trials for endometriosis-related infertility (being developed in collaboration with Columbia Laboratories (NASDAQ: CBRX) and a reformulation of the GnRH analog ‘Leuprorelin’ which is in Phase II trials for prostate cancer. www.ardana.co.uk

Ardana’s therapeutic interests encompass androgen replacement, infertility, sexual dysfunction and obstetrics. The company has exclusive rights to commercialise research by the Medical Research Council (MRC)’s Human Reproductive Sciences Unit (HRSU) in Edinburgh, Scotland, which has been at the forefront of this area of research for the last 30 years. The HRSU contributes a plethora of early stage development compounds to the Ardana development portfolio, which complement later stage and marketed products. The MRC employs nearly 100 staff at the Unit, which currently receives total annual funding of £3.8 million.

Ardana has raised £43.4 million in four funding rounds. Ardana investors include DVC Deutsche Venture Capital, Albany Venture Managers Limited and 3i Bioscience Investment Trust, Merlin Biosciences Limited, MVM Limited (MVM), Techno Venture Management (TVM), ABN-AMRO Participates, 3i Group plc, ISIS Equity Partners plc, Scottish Widows Investment Partnership Ltd, Saffron Hill Ventures, Mitsubishi Corporation and Green Highlander, LLC.

For more information please contact:

Maureen Lindsay, Ardana + 44 (0)131 226 8550

Julia Phillips / Francetta Carr, Financial Dynamics (corporate and financial media relations) +44 (0)20 7831 3113

Nicki Brimicombe (trade and technical media relations), NB Public Relations

+ 44 (0)1883 732353

Safe Harbor Statement

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those that might imply Senetek’s expectation that that Invicorp® will receive regulatory approvals in Europe for its marketing, and that Ardana Ltd. will achieve commercial success with this product. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2003. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.